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                                                                   EXHIBIT 10.15


                     CENTENNIAL SPECIALTY FOODS CORPORATION
                         COMPENSATION COMMITTEE CHARTER

PURPOSE:

      The Compensation Committee of Centennial Specialty Foods Corporation (the "Company") is charged with the following responsibilities:

      - reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for the senior executive officers of the Company;

      - reviewing and commenting on new executive compensation programs that the Company proposes to adopt;

      - periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that such compensation is properly coordinated to yield payments and benefits that are reasonably related to executive performance;

      - ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the shareholders;

      - participating in the preparation of certain portions of the Company's annual proxy statement;

      -     preparing an annual Compensation Committee Report;

      - if necessary, hiring a compensation expert to provide independent advice on compensation levels; and

      - ensuring that the Company undertakes appropriate planning for management succession and advancement.

COMPENSATION PHILOSOPHY:

      The primary objective of the Company's executive compensation program is to help the Company to achieve its strategic business objectives and to create value for the Company's shareholders by attracting, motivating and retaining highly qualified employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. The compensation program strives to align compensation methods with shareholder interests to achieve desired results and, above all, to pay for performance.

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MEMBERSHIP:

      The Compensation Committee will be composed of not less than three (3) members of the Board. The members will be selected by the Board, taking into account prior experience in matters to be considered by the committee, probable availability at times required for consideration of such matters, and their individual independence and objectivity.

      No present or former officers or employees of the Company or any of its subsidiaries may serve on the Committee unless if, in the opinion of the Board of Directors, the former officer will exercise independent judgment and will significantly assist the committee to function. However, a majority of the Committee will be directors who are or were not formerly officers of the Company or and of its subsidiaries.

MEETINGS:

      The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management to discuss any matters that the committee or each of these groups believe should be discussed privately.

COMPENSATION COMPONENTS:

      The Company's executive compensation program consists of a mixture of base salary, cash bonuses and stock options. In determining the mix and total amount of compensation for each executive officer, the Compensation Committee subjectively considers the executive's overall value to the Company including past and expected contributions by the officer to the Company's goals. In addition, the Compensation Committee strives to balance short-term and long-term incentive compensation to achieve desired results.

BASE SALARY:

      The Company has historically determined base salary for its executives based on qualifications, job requirements and competitive market salaries that such qualifications and job requirements command. As the Company grows, it will rely more heavily on peer group competitive compensation practices to remain consistent and competitive in its compensation practices.

      Salaries for executives shall be reviewed by the Compensation Committee on an annual basis and may be adjusted based upon its assessment of the individual's contribution to and financial growth of the Company as well as competitive pay levels.



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BONUS:

      Bonuses may be granted for a fiscal year after the financial results for that fiscal year become available. The Compensation Committee shall meet to consider annual bonuses for each executive based on individual performance as well as overall financial results of the Company for the year. There is no plan requiring that bonuses be paid. However, pursuant to their employment agreements, certain executive officers may be entitled to receive an annual bonus, the actual amount of which shall be determined in the sole discretion of the Compensation Committee.

STOCK OPTIONS:

      The Company believes that significant equity interests in the Company in the form of stock options held by the Company's management serve to align the interests of the executive management team with shareholder interests. The Compensation Committee may grant stock options and restricted stock to executives and other key employees of the Company pursuant to the Stock Incentive Plan, as amended.

      In determining the grants of stock options and restricted stock, the Compensation Committee shall take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient as well as the amount of prior grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION:

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's shareholders. The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.


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